SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C.  20549


                          ______________


                             FORM 8-K

                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):      May 19, 1995




                 BEDFORD PROPERTY INVESTORS, INC.
      (Exact name of Registrant as specified in its charter)


Maryland                           1-8822                      68-0306514
(State or other                  (Commission            (I.R.S. Employer
jurisdiction of                   File Number)           Identification No.)
incorporation)


270 Lafayette Circle, Lafayette, California                            94549
(Address of principal executive officer)                          (Zip Code)



Registrant telephone number, including area code:      510-283-8910

Item 5.  Other

On May 18, 1995, Bedford Property Investors, Inc. (NYSE:BED) announced that it had entered into a stock purchase agreement with an investment fund managed by Aldrich Eastman Waltch ("AEW") to sell $50 million of the Company's Series A Cumulative Convertible Preferred Stock. The closing of the proposed stock sale is subject to completion of due diligence by AEW, regulatory clearance of proxy materials, approval by the shareholders of the Company, and other customary conditions. Included herein is summary of the transaction.


                        TABLE OF CONTENTS


                                                              Page

    The Stock Purchase Agreement . . . . . . . . . . . . . . .   1
       General . . . . . . . . . . . . . . . . . . . . . . . .   1
       Use of Proceeds . . . . . . . . . . . . . . . . . . . .   2
       Certain Rights Under the Stock Purchase Agreement . . .   2
       Certain Ancillary Agreements. . . . . . . . . . . . . .   6
       Conditions to Closing . . . . . . . . . . . . . . . . .   7
       Listing of the Common Stock Issuable Upon Conversion of the AEW
            Preferred Stock. . . . . . . . . . . . . . . . . .   8
    Terms of the Series A Convertible Preferred Stock. . . . .   8
       General . . . . . . . . . . . . . . . . . . . . . . . .   8
       Ranking . . . . . . . . . . . . . . . . . . . . . . . . . 8
       Dividends . . . . . . . . . . . . . . . . . . . . . . . . 9
       Liquidation Preference. . . . . . . . . . . . . . . . . . 9
       Redemption. . . . . . . . . . . . . . . . . . . . . . .  10
       Voting Rights . . . . . . . . . . . . . . . . . . . . .  12
       Conversion Rights . . . . . . . . . . . . . . . . . . .  13
       Protective Provisions . . . . . . . . . . . . . . . . .  15

The Stock Purchase Agreement

    General

    The Company has entered into a Series A Convertible Preferred Stock Purchase Agreement dated as of May 18, 1995 with AEW Partners, L.P., a Delaware limited partnership, or a single affiliate of AEW to be designated prior to closing the sale (either of which is referred to hereafter as "AEW") (the "Stock Purchase Agreement") pursuant to which the Company has agreed to sell and issue on the date of closing (the "Closing Date"), and AEW has agreed to purchase 8,333,334 shares of Series A Convertible Preferred Stock (the "AEW Preferred Stock") for $6.00 per share, or in the aggregate, $50 million (the "AEW Stock Sale"). Each share of AEW Preferred Stock will be convertible after two years from the date of issuance into one share of the Company's Common Stock (the "Common Stock"), which represents a 5% premium over the average closing price of the Common Stock for the 60 trading days prior to May 18, 1995. This conversion ratio is subject to adjustment on certain events more fully described below. Based on the conversion ratio, the AEW Preferred Stock would represent approximately 58% of the outstanding shares of Common Stock following conversion.

    Pursuant to the rules of the New York Stock Exchange and the Maryland General Corporation Law (the "MGCL"), the Company will be required to obtain the approval of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock prior to the closing of the AEW Stock Sale (the "Closing"). The Board of Directors of the Company (the "Board of Directors" or the "Board") reserves its right to amend the provisions of the Stock Purchase Agreement in accordance with its terms and without the approval of the holders of the Common Stock (the "Stockholders"), either before or after the approval of the Stock Purchase Agreement by the Stockholders. The Board also reserves the right to terminate the Stock Purchase Agreement in accordance with its terms, notwithstanding Stockholder approval. The Board has no such right to amend the terms of certain proposed amendments to the charter of the Company (the "Charter") related to the AEW Stock Sale, as described below, following Stockholder approval thereof.

    Significantly, there can be no assurance that the AEW Stock
Sale will be consummated even if the Stockholders approve it. Under the terms of the Stock Purchase Agreement, AEW will conduct a due diligence review of the Company's business and properties, and in certain instances AEW will have the right to terminate the Stock Purchase Agreement. See "Conditions to Closing", hereafter.

    Use of Proceeds

    After payment of offering expenses (including a placement fee) estimated to be approximately $3.75 million, the Company expects that the proceeds of the AEW Stock Sale (the "Transaction Proceeds") will be used to repay the outstanding borrowings under the Company's current revolving credit facility (the "Credit Facility") with Bank of America, N.T. & S.A. ("BofA") estimated to be approximately $19 million. The balance of the Transaction Proceeds will be used for working capital and general corporate purposes, which will include acquisitions of additional suburban office and industrial properties.

    Certain Rights Under the Stock Purchase Agreement

    The following is a description of certain of the rights of AEW, its affiliates and its transferees under the Stock Purchase Agreement. In addition to the rights set forth below, AEW and other holders of the AEW Preferred Stock will have certain rights set forth in the proposed amendment to the Charter defining the terms of the AEW Preferred Stock. See "Terms of the Series A Convertible Preferred Stock", hereafter.

    Registration Rights. The AEW Preferred Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and accordingly may not be re-offered or re-sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements under the Securities Act. Under the Stock Purchase Agreement, any stockholder owning 40% or more of the Registrable Securities (as defined hereafter) that have not been sold to the public will have the right, after the second anniversary of the Closing, to require the Company to use its best efforts to register under the Securities Act no fewer than one million shares of Registrable Securities for resale in up to five registrations upon demand, but not more than once in any 12 month period. In addition, the Company has agreed to include in up to four incidental ("piggyback") registrations shares of Common Stock held by AEW, its affiliates or by any transferee of the registration rights as permitted under the Stock Purchase Agreement (any of which is a "Holder"), provided that the number of shares of Common Stock that such Holder requests to be included is not less than 500,000.
If the Company qualifies for the use of Form S-3 as promulgated by the Securities and Exchange Commission (the "SEC"), then any Holder will, at any time after the second anniversary and prior to the seventh anniversary of the Closing, have the right to cause the Company to use its best efforts to effect a shelf registration of not fewer than one million shares of the Registrable Securities. "Registrable Securities" means the shares of Common Stock issuable upon the conversion of the AEW Preferred Stock and any Common Stock which may be issued or distributed in respect thereof by way of recapitalization, reclassification, stock dividend, stock split or other distribution. The registration rights will be assignable by any Holder to any transferee acquiring at least 500,000 Registrable Securities. The Company will pay all registration expenses in connection with each registration of Registrable Securities pursuant to the Stock Purchase Agreement.

    Right to Participate in Future Offerings. So long as AEW owns shares of AEW Preferred Stock which represent 15% or more of the Outstanding Shares (as defined hereafter), AEW will have the right to purchase for cash its pro rata share of each issuance by the Company of New Securities, as defined hereafter, on the same terms and conditions as the New Securities are offered to third parties. "Outstanding Shares" means the sum of all then outstanding shares of Common Stock plus the shares of Common Stock that would be issued upon the conversion of the then outstanding shares of AEW Preferred Stock. "New Securities" means any voting securities sold and issued for cash or cash equivalents other than (i) securities issuable upon conversion of any convertible voting securities; (ii) securities issuable upon exercise of any options or warrants; (iii) securities issuable pursuant to the Directors' Stock Option Plan and the Employee Stock Option Plan of the Company (the "Stock Option Plans");
(iv) securities issuable in consideration of the acquisition of assets or shares of another entity; (v) securities issuable in a firm commitment underwritten public offering; (vi) warrants (or the shares of Common Stock issuable upon exercise thereof) issuable to an underwriter as partial compensation for a firm commitment underwritten public offering; and (vii) securities issuable in connection with any stock split, stock dividend, or recapitalization of the Company.

    Business Combination Provisions; Rights Plan. Among other conditions to Closing, the Company is required (i) to exclude AEW, any of its Affiliates, as defined in the Charter (an "AEW Affiliate") and any transferee of AEW from a provision of the Charter which would otherwise limit the Company's ability to enter into certain transactions with AEW, (ii) to exempt any business combination between the Company and AEW, any AEW Affiliates and any transferee from the provisions of Section 3-602 of the MGCL, and (iii) to redeem all Rights (as defined hereafter) outstanding under, and terminate, the Stockholder Rights Plan between the Company and Mellon Bank, N.A. originally dated as of July 18, 1989 (the "Rights Plan") (the Rights Plan, the Charter provision, and Section 3-602 of the MGCL collectively are referred to hereafter as the "Takeover Provisions").

    Pursuant to the above conditions to Closing, the Board has adopted an irrevocable resolution to exclude AEW, AEW's Affiliates, and any transferees of AEW from the limitations on business combinations set forth in the Charter, thereby enabling the Company to enter into business combinations (as defined in the Charter) with AEW, subject to any other applicable limitations imposed by law. Similarly, the Board has also adopted an irrevocable resolution exempting any business combination (as defined in the MGCL) with AEW, any AEW Affiliates or AEW's transferees from the business combination provisions set forth in Title 3 of the MGCL, which would otherwise apply to transactions between the Company and AEW, AEW Affiliates or AEW's transferees. Therefore, even if the proposed amendment to the Charter deleting the business combination provisions therefrom is not approved by the Stockholders, the Board of Directors has irrevocably waived the application of the business combination provisions set forth in the Charter and the MGCL to AEW, AEW Affiliates and AEW's transferees.

    Also pursuant to the above conditions to Closing, the Board of Directors has adopted a resolution, subject to Stockholder approval, to amend the Company's Charter to delete in its entirety Article VIII, relating to certain business combinations. In the event that this proposed amendment to the Charter is not approved by the Stockholders, it is expected that the Board subsequently will call a special meeting of the stockholders to consider amending the Charter to delete Article VIII. Pursuant to the terms of the AEW Preferred Stock, the holders thereof have the right to vote on such a subsequent proposal to amend the Charter to delete Article VIII therefrom. In addition, Mr. Bedford will enter into an agreement with AEW pursuant to which he will agree to vote his shares of Common Stock in favor of such an amendment.

    On July 18, 1989, the Board of Directors of the Company declared a distribution of one right (each, a "Right") for each then outstanding share of Common Stock and for each share of Common Stock issued by the Company thereafter and prior to a date specified pursuant to the terms of the related Rights Agreement. Following certain business combinations, the Rights generally entitle the holders thereof to acquire shares of the Company's authorized but unissued Series A Preferred Stock (which is a completely different and unrelated class of security from the AEW Preferred Stock) or, if the Company was not the surviving corporation, capital stock of the surviving corporation. The Company has agreed to redeem all outstanding Rights, at a cost of approximately $60,000, and to terminate the Rights Plan as a condition to Closing.

    Reporting Requirements.  Pursuant to the Stock Purchase
Agreement, the Company will provide either AEW or certain transferees of the AEW Preferred Stock certain monthly, quarterly, and annual reports, as well as a business plan for each fiscal year.

    Share Transfer Covenants. The proposed amendment to the Charter to be submitted for Stockholder approval also includes an amendment to the Charter which would limit the transferability of the Common Stock. More specifically, it will provide certain limitations on the number of shares of the Company's stock which any person may beneficially own (generally 5% of the value of the outstanding shares). The ownership limitations are related to the maintenance of the Company's status as a real estate investment trust under the Internal Revenue Code. This proposed amendment to the Charter, which would replace existing Article VII of the Charter, provides that Mr. Bedford and AEW will be subject to higher ownership limitations, provided that Mr. Bedford and AEW furnish certain representations and undertakings set forth in the proposed amendment to the satisfaction of the Board. In addition, under the terms of the proposed amendment to the Charter, the Board may, in its absolute discretion, withhold its consent to a transfer which would result in the transferee holding an amount in excess of such limitation. Under the Stock Purchase Agreement, however, the Company has agreed that its consent to such a transfer by AEW of all or a portion of the AEW Preferred Stock held by it will not be unreasonably withheld, provided that the proposed transferee supplies such reasonable representations and undertakings as appropriate to ensure that the transfer will not cause the Company to lose its status as a REIT. Therefore, AEW would be subject to a standard different from that which would be applicable to other holders of the Company's stock.

    Bylaw Amendments. As a condition to the Closing, the Company will amend Article II, Section 18 of its Bylaws, pursuant to which the Company has opted out of the Control Share Acquisition Statute of the MGCL. The amended Bylaws will provide that this "opt-out" will not be amended without the consent of a majority of the holders of the AEW Preferred Stock. Generally, the Control Share Acquisition provisions are anti-takeover provisions which disenfranchise "Control Shares" (as defined in the MGCL) of their voting rights. In addition, the Board will amend the Bylaws to include an acknowledgment that AEW engages in business competitive with the Company, and that any directors affiliated with AEW shall have no obligation to present to the Company opportunities that may be pursued by AEW unless such opportunities were presented to such directors in their capacity as directors of the Company.

    Certain Ancillary Agreements

    In connection with the Stock Purchase Agreement, and in order to clarify the terms of their relationships, the Company, Mr. Bedford and BPIA have agreed to enter into the following agreements:

    Voting Agreement. Mr. Bedford will execute a Voting Agreement (the "Voting Agreement") with AEW pursuant to which Mr. Bedford will agree to vote his shares of Common Stock in favor of the AEW Stock Sale.

    Standstill Agreement. Mr. Bedford will execute a Standstill Agreement with the Company which will provide, among other things, that Mr. Bedford shall not sell or otherwise dispose of certain of his shares of Common Stock, or any interest in any shares of Common Stock, without the consent of the Board of Directors. The Board will give such consent only if the proposed transaction will not cause Mr. Bedford and his Affiliates' ownership interest in the Company to fall below the levels specified in the Stock Purchase Agreement and the proposed amendment to the Charter describing the terms of the AEW Preferred Stock. See "Terms of the Series A Convertible Preferred Stock - Voting Rights" and "- Protective Provisions", hereafter.

    BPIA Agreement. Westminster Holdings, Inc. (doing business as BPI Acquisitions ("BPIA"), a corporation wholly owned by Mr. Bedford), provides certain services to the Company relating to acquisitions and financings. The Company and BPIA will enter into a written contract (the "BPIA Agreement") memorializing the terms of the relationship between the parties. Pursuant to the terms of the BPIA Agreement, upon the completion of a financing or acquisition, the Company will pay BPIA a fee equal to the lesser of (a) 1-1/2% of the gross proceeds of a financing or of the purchase price of the property, as the case may be, and (b) an amount equal to the costs funded by Mr. Bedford through the time of such financing or acquisition minus the aggregate amount of fees previously paid. Under the BPIA Agreement, the Company will pay a fee to BPIA in connection with the closing of the AEW Stock Sale and the Amended Credit Facility.

    The Amended Credit Facility. Simultaneously with, and as a condition to Closing, the Company will enter into an amended credit facility with BofA (the "Amended Credit Facility"). As a condition to closing on the Amended Credit Facility, the Company will be required to have closed the AEW Stock Sale. The Amended Credit Facility will, for the first two years of its three year term, permit borrowings in an aggregate principal amount of up to $60 million at any one time outstanding, subject to limitations as described below. Thereafter, the amount available will be reduced monthly based on a 20 year amortization formula. No borrowing will be permitted after the expiration of the first two years of the term. Outstanding loans under the Amended Credit Facility will bear interest at a floating rate equal to either BofA's published "reference" rate plus .50% or the Inter Bank Offering Rate plus 2.25% per annum.

    The Company's ability to borrow under the Amended Credit
Facility is limited to an amount (the "Borrowing Base") equal to the lesser of (i) a specified percentage of the appraised value of the properties which have been pledged as collateral under the facility and (ii) an amount calculated quarterly by reference to net operating income (as such will be defined in the Amended Credit Facility) from properties pledged as collateral under the Amended Credit Facility. The Amended Credit Facility will be secured by mortgages on certain of the properties acquired with the proceeds of the Amended Credit Facility. Before a new property can be pledged as collateral under the Amended Credit Facility and, therefore, added to the Company's Borrowing Base, the property must be approved by BofA. The Amended Credit Facility will be a full recourse obligation.

    The Amended Credit Facility contains various restrictive covenants which include, among other things, limitations on quarterly dividends, a minimum ratio of cash flow to scheduled maturities of long-term debt, a maximum ratio of debt to tangible net worth , and limitations on liens, mortgages, certain additional indebtedness and a restriction on making loans.

    Under the Amended Credit Facility, the following, among others, will represent events of default: (i) the failure of Mr. Bedford to remain as Chief Executive Officer and Chairman of the Board (unless he is replaced by someone satisfactory to BofA) and (ii) the Company's failure to pay two consecutive dividends owing to the holders of the AEW Preferred Stock and the exercise by such holders of any of their rights arising therefrom.

    Conditions to Closing

    Each of the Company's and AEW's obligations to effect the closing of the AEW Stock Sale is subject to various conditions.

    AEW's obligation to consummate the Closing is subject to, among others, the following conditions: (i) that the Company shall have closed, simultaneously with the Closing of the AEW Stock Sale, on the Amended Credit Facility with BofA, the material terms of which shall be reasonably satisfactory to AEW; (ii) that the average closing sale price of the Common Stock as reported by the New York Stock Exchange for the seven business days immediately preceding the Closing Date shall be at least $5.25; (iii) AEW's review, inspection and approval, within the due diligence period as set forth in the Stock Purchase Agreement of all economic, legal, physical and environmental matters relating to the Company and the assets of the Company; (iv) that the Company shall have terminated its Rights Plan and redeemed all outstanding rights for an aggregate consideration of no more than $60,000; and (v) either (A) the amendment to the Charter to remove
Article VIII shall have been approved by 80% of the Stockholders or
(B) Mr. Bedford shall have entered into an agreement reasonably satisfactory to AEW pursuant to which he will vote his shares in favor of the proposal to delete Article VIII and will not assert, directly or indirectly, against AEW or its affiliate the provisions of Article VIII.

    Listing of the Common Stock Issuable Upon Conversion of the AEW Preferred Stock

    The AEW Preferred Stock will not be listed for trading on any exchange. The Common Stock issuable upon conversion of the AEW
Preferred Stock will be listed on the New York Stock Exchange and the Pacific Stock Exchange.

Terms of the Series A Convertible Preferred Stock

    General

    Other than AEW, the holders of the AEW Preferred Stock will have no preemptive rights with respect to any shares of stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. See "Stock Purchase Agreement - Certain Rights Under the Stock Purchase Agreement - Right to Participate in Future Offerings," above.

    Ranking

    The AEW Preferred Stock will rank senior to the Common Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company. Until such time as the outstanding shares of AEW Preferred Stock represent less than 15% of the Outstanding Shares, the Company may not authorize any class or series of stock that ranks equal or senior to the AEW Preferred Stock with respect to the payments of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of a majority of the outstanding shares of AEW Preferred Stock, voting together as a single class.

    Dividends

    Holders of shares of AEW Preferred Stock will be entitled to receive in each calendar quarter, when and as authorized and declared by the Board of Directors, out of assets of the Company legally available for payment, cumulative dividends in cash in an amount equal to the greater of (i) an amount per share of $.135 and (ii) the dividends payable with respect to such quarter in respect of the Common Stock into which each share of the AEW Preferred Stock is convertible plus, in both cases, the dividends accumulated but unpaid on the AEW Preferred Stock. If the holders of the AEW Preferred Stock shall have exercised the right to redeem such stock and the redemption payment has not been made, then the rate at which dividends shall accrue shall increase to $.165 per share until either the redemption price with respect to the AEW Preferred Stock is paid or the size of the Board is increased to eleven directors. See "Voting Rights", hereafter. Dividends on the AEW Preferred Stock will be payable quarterly in arrears, (commencing with the calendar quarter ending September 30, 1995) on such dates as the Board of Directors may determine, which shall not be later than the 45th day after the end of the calendar quarter.

    Dividends may be authorized, declared and paid on shares of Common Stock in any fiscal quarter only if full cumulative dividends shall have been paid on or declared and set apart on all shares of AEW Preferred Stock at such quarterly rates for all prior dividend periods through and including the end of such quarter. In the event that the Company declares a distribution payable other than in cash, then the holders of the AEW Preferred Stock will be entitled to a proportionate share of such distribution as though the holders of AEW Preferred Stock were holders of the number of shares of Common Stock into which the AEW Preferred Stock is convertible.

    Liquidation Preference

    The holders of shares of AEW Preferred Stock will be entitled to receive in the event of a Liquidation Event, as defined below, $6.30 per share of AEW Preferred Stock plus an amount per share of AEW Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the "Liquidation Preference"), and no more.

    Until the holders of the AEW Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Common Stock upon the occurrence of a Liquidating Event, as defined hereafter. If, upon the Liquidating Event, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of AEW Preferred Stock are insufficient to pay in full the Liquidation Preference, then such assets will be distributed pro rata to the holders of the AEW Preferred Stock in accordance with their respective holdings thereof.

    A Liquidating Event is (a) any transaction, including without limitation a consolidation or merger of the Company, or other corporate reorganization of the Company, if, immediately after such transaction, the stockholders of the Company (determined prior to such event) hold fifty percent or less in interest of the outstanding voting securities of the surviving corporation, (b) a sale of all or substantially all of the assets of the Company to any person, or the acquisition of a majority of the outstanding shares of Common Stock of the Company by any person, other than (i) AEW and its Affiliates (as defined in the Stock Purchase Agreement), (ii) Peter Bedford, members of his immediate family, or his Affiliates (as defined in the Stock Purchase Agreement), (iii) as a result of the conversion of shares of AEW Preferred Stock, and (iv) any underwriter in either a public or private offering.

    Redemption

    All redemption payments will be made in cash, unless the holders of the AEW Preferred Stock agree, at their sole discretion, to accept an alternative form of payment. If redemption is prohibited under the MGCL or similar statute, redemption shall be pro rata to the extent of funds legally available for distribution.

    Redemption at the Option of the Company. Except as provided below under "Automatic Redemption", shares of AEW Preferred Stock will not be redeemable by the Company prior to the second anniversary of the Closing Date. At any time thereafter, the AEW Preferred Stock may be redeemed in whole (but not in part) at the option of the Company. The redemption price will be equal to a price calculated by determining an internal rate of return on the AEW Preferred Stock of 25% per annum (treating the purchase price paid by AEW as investment "out-flows", and all dividends and other distributions paid on the AEW Preferred Stock from the date of issuance as "in-flows") for the first two years commencing with the Closing Date until the date of redemption and an internal rate of return on the AEW Preferred Stock of 20% per annum from and after the second anniversary of the Closing Date until the date of redemption, but not beyond the fifth anniversary of the Closing Date.

    At any time after the fifth anniversary of the Closing Date, or at any time prior thereto if there are less than 400,000 shares of AEW Preferred Stock outstanding, the AEW Preferred Stock may be redeemed in whole or in part at the option of the Company. The redemption price at such time will be $6.30 per share (declining $.06 in each of the first five full years commencing on the fifth anniversary of the Closing) plus all accrued and unpaid dividends.

    Prior to any redemption by the Company, the holders of AEW Preferred Stock will have the right to convert the AEW Preferred Stock into Common Stock of the Company provided that the holder of AEW Preferred Stock shall have surrendered his or her certificates for conversion and given written notice of the election to convert not later than the close of business on the fifth day prior to the redemption date.

    Redemption at Preferred Stockholders Option. After the first anniversary of the Closing, the Company will be required, at the option of the holders of the AEW Preferred Stock, to redeem the AEW Preferred Stock of any holder demanding redemption at a price of $6.00 per share plus all accrued and unpaid dividends on the occurrence of any one or more of the following: (a) failure to pay required dividends on the AEW Preferred Stock for two consecutive quarters, including all dividends accumulated but unpaid for all prior quarters; (b) a default in the payment of principal or interest on any institutional debt (or debts) having an outstanding balance (or balances aggregating) greater than (i) $5 million for non-recourse debt, and (ii) $2 million for recourse debt (which default, in either case, shall not have been cured by the Company within 30 business days from the time the Company receives written notification of the default); (c) the failure of the Company to obtain any consent of AEW or other holder of AEW Preferred Stock prior to completing any Major Transaction, as and if required pursuant to the terms of the proposed amendment to the Charter; (d) for calendar year 1996, the Company's Funds Available for Distribution, as defined in the proposed amendment to the Charter, ("FAD") fails to reach at least a break-even dividend coverage equal to the full dividend payable on the AEW Preferred Stock; (e) for calendar year 1997, the Company's FAD fails to reach at least a break-even dividend coverage equal to the full dividend payable on the AEW Preferred Stock and annual dividends on the Common Stock equal to a seven percent (7%) yield on $5.72 (rounded to the nearest whole cent); and (f) for calendar year 1998 and subsequent years, the Company's FAD fails to reach at least a break-even dividend coverage equal to the full dividend payable on the Preferred Stock and dividends on the Common Stock equal to an eight percent (8%) yield on $5.72 (rounded to the nearest whole cent).

    Automatic Redemption; Cancelable at the Option of the Non-
Series A Directors. In the event that the size of the Board of Directors has been increased to eleven pursuant to the terms of the proposed Charter amendment (See "Voting Rights", hereafter), and the holders of AEW Preferred Stock have elected four Directors to fill the newly created vacancies, then the Company shall be deemed to have approved a redemption at the option of the Company, unless a majority of the directors who are elected by the Stockholders cancel such redemption. This Automatic Redemption provision, however, will have no effect on the ability of a majority of the Board of Directors to effect a redemption at any time following the second anniversary of the Closing. See "Redemption at the Option of the Company", above.

    Voting Rights

    Except as indicated below, the holders of shares of AEW
Preferred Stock will have no voting rights. On those matters for which the holders of the AEW Preferred Stock have the right to vote, each share will have one vote.

    Election of Directors. The holders of the AEW Preferred Stock as a class initially will have the right to elect two directors. If
(i) the Company has failed in two consecutive quarters to pay in full and in a timely manner the quarterly dividends on the AEW Preferred Stock (including all dividends accumulated but unpaid for all prior quarters), (ii) Mr. Bedford ceases to serve substantially full-time as Chief Executive Officer of the Company, (iii) Mr. Bedford, his Affiliates and members of his immediate family beneficially own fewer than 1,198,278 shares of Common Stock of the Company, as adjusted for any stock splits or similar transactions, or (iv) the Company fails to pay the full redemption price payable to the holders of the AEW Preferred Stock pursuant to a demand for redemption made by the holders of a majority of the AEW Preferred Stock, then immediately thereafter, and regardless of any subsequent cure, the holders of the AEW Preferred Stock will be entitled to elect the smallest number of directors constituting a majority of the Board of Directors. The number of members of the Board after Closing will be seven. In order to facilitate the effective control of the Board by the holders of the AEW Preferred Stock, upon the occurrence of any such event, the number of directors then constituting the Board of Directors of the Company will be increased to eleven members, and the holders of the AEW Preferred Stock will have the exclusive right to elect four persons to fill such newly created vacancies on the Board.

    In the event that the number of outstanding shares of AEW Preferred Stock represents less than 15% but at least 7% of the Outstanding Shares, then the holders of AEW Preferred Stock will be entitled to elect only one member of the Board; should such number represent less than 7% of the Outstanding Shares of Common Stock, such right to elect directors will terminate altogether.

    Senior Securities; Amendments to Charter. The approval of holders of a majority of the outstanding shares of AEW Preferred Stock, voting as a single class, will be required in order to amend the Charter in a way that would materially and adversely affect the rights or preferences of the holders of AEW Preferred Stock or to authorize any class or series of stock having rights equal or senior to the AEW Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Company. The right of the holders of the AEW Preferred Stock to vote on the foregoing matters will terminate if the outstanding shares of AEW Preferred Stock represent less than 15% of the Outstanding Shares.

    Business Combination Provisions. If the Stockholders do not approve the removal of the business combination provisions currently set forth in Article VIII of the Charter, the holders of the AEW Preferred Stock will have the right to vote on a proposal to delete
Article VIII of the Charter.

    Conversion Rights

    Shares of AEW Preferred Stock will be convertible at the option of the holder at any time after the second anniversary of the Closing into such number of shares of Common Stock as is determined by dividing $6.00 by the then effective conversion price in respect of the AEW Preferred Stock (the "Conversion Price") as then in effect. The initial Conversion Price will be $6.00 per share and, therefore, each share of AEW Preferred Stock initially will be convertible into one share of Common Stock. The Conversion Price is subject to adjustment as described below. The right to convert shares of AEW Preferred Stock called for redemption will terminate at the close of business on the fifth business day prior to any redemption date.

    Fractional shares of Common Stock will not be issued upon conversion but, in lieu thereof, the Company will pay a cash amount equal to the fair market value of such fractional interests as determined in good faith by the Board.

    Conversion Price Adjustments. The Conversion Price is subject to adjustments in the event that the Company issues Additional Stock (as defined hereafter) for consideration which, on a per share basis, is less than the Conversion Price as then in effect. Prior to the second anniversary of the Closing, if the Company issues Additional Stock for a consideration per share less than the Conversion Price, then the Conversion Price shall be reduced, concurrently with such issue, to a price equal to the consideration per share received by the Company for such Additional Stock.

    On or after the second anniversary of the Closing, if the Company issues Additional Stock for consideration in an amount per share which is less than the Conversion Price, then the Conversion Price will be reduced. Such reduction will be proportionate to the amount by which the Conversion Price exceeds the per share consideration for the Additional Stock, taking into account the amount of Additional Stock issued relative to the total outstanding shares of Common Stock.

    For purposes hereof, "Additional Stock" shall mean all Common Stock issued by the Company after the Closing Date, other than Common Stock issued or issuable at any time: (a) upon conversion of the AEW Preferred Stock; (b) upon exercise of options outstanding on the Closing Date; (c) upon issue of options granted pursuant to the Stock Option Plans in amounts not exceeding the aggregate reserved for issuance under such plans on the Closing Date, as increased from time to time upon approval by a majority of the Directors elected by the holders of the AEW Preferred Stock; (d) upon issue of warrants to underwriters in any firm commitment public offering of securities by the Company; (e) as a dividend or distribution on AEW Preferred Stock or any subdivision, combination, or consolidation of the Common Stock; or (f) by way of dividend or other distribution on shares of Common Stock the issuance of which was excluded from the definition of Additional Stock by clauses (a) through (f) of this paragraph, or on shares of Common Stock so excluded.

    The Conversion Price is also subject to adjustment upon certain events including subdivisions, combinations and consolidation of Common Stock. In addition, in the event that the Company makes a distribution of securities of the Company other than Common Stock, then provision shall be made such that holders of the AEW Preferred Stock will receive, upon conversion thereof, in addition to Common Stock, that amount of securities which they would have received had their shares of AEW Preferred Stock been converted as of the date of such distribution.

    If the Common Stock issuable upon conversion of the AEW
Preferred Stock will be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of AEW Preferred Stock shall be convertible into, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by holders upon conversion of the AEW Preferred Stock immediately before that change.

    Protective Provisions

    Pursuant to the terms of the proposed amendment to the Charter, the consent of AEW or any transferee of AEW holding more than 50% of the outstanding shares of AEW Preferred Stock will be required in order for the Company to effect any of the following transactions (the "Major Transactions"): (i) the sale, consolidation or merger of the Company; (ii) the issuance or modification of any debt in a principal amount which exceeds $10 million; (iii) the making of new investments, including a purchase of real estate operating companies or real estate investment trusts, with a purchase price equal to or greater than $10 million, or any series of purchases within any 90 day period with aggregate purchase prices exceeding $25 million; (iv) the issuance of any equity securities, other than pursuant to the Company's stock option plans with respect to compensation of employees, directors and consultants, and the issuance of equity securities the proceeds of which will be used to redeem the AEW Preferred Stock; (v) the sale of any asset or assets with a sale price in excess of $10 million, or any series of sales within any 90 day period with aggregate sales prices exceeding $25 million; (vi) the modification of any executive employment contracts; (vii) the modification of executive compensation including awards of any shares or options; (viii) the modification of the BPIA Agreement or any other agreement between the Company and Mr. Bedford or any of his Affiliates (as defined in the Charter) which would make any of the agreements less favorable to the Company, or entering into any new agreement with Mr. Bedford or any of his Affiliates (except for the Standstill Agreement); (ix) the termination of the Company's status as a real estate investment trust (a "REIT"); (x) any substantial change in the Company's current business strategies (as approved by the Board of Directors); (xi) permitting Mr. Bedford to cease serving as a full-time chief executive officer of the Company or permitting Mr. Bedford to dispose of his shares of Common Stock so that Mr. Bedford, his Affiliates (as defined in the Charter) and members of his immediate family beneficially own less than 1,198,278 shares of Common Stock (as adjusted for stock splits or similar transactions);
(xii) the issuance of awards of any shares or options other than those permitted in paragraph (iv); and (xiii) any amendment to the resolution of the Board of Directors exempting any transaction between AEW or an AEW Affiliate and the Company from the provisions of the business combination provisions set forth in the Charter and in Section 3-602 of the MGCL, and exempting therefrom any transaction contemplated by or resulting from the exercise of any redemption right of the AEW Preferred Stock which may constitute a business combination. See "Certain Rights Under the Stock Purchase Agreement
- - Business Combination Provisions". The foregoing right to approve the Major Transactions will remain effective until such time as the total outstanding shares of AEW Preferred Stock represent less than 15% of the Outstanding Shares.

    In addition, for so long as the outstanding shares of AEW Preferred Stock represent at least 15% of the Outstanding Shares, the Company must obtain the approval of holders of a majority of the outstanding shares of AEW Preferred Stock prior to filing or assenting to or in any other way participating in the filing of an involuntary petition in bankruptcy or seek similar protection from creditors under federal or state bankruptcy or insolvency laws.


                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                             BEDFORD PROPERTY INVESTORS, INC.



                             By: /s/ JAY SPANGENBERG

                                  Jay Spangenberg
                                  Chief Financial Officer

Date:  May 19, 1995